Exhibit 99.1
Omni Bio Pharmaceutical Intends to Expand Type 1 Diabetes Trial to 50
Patients
Receives Letters of Intent for New Human Trials Expanding Testing of AAT
in Transplantation, Graft vs. Host Disease, Late Stage Type 1 Diabetes and
Type 2 Diabetes
DENVER, Feb. 28, 2011 /PRNewswire/ — (OTC Bulletin Board: OMBP.ob -News) Omni Bio Pharmaceutical, Inc. (“Omni Bio”), an emerging biopharmaceutical company formed to acquire, license, and develop existing therapies for indications with substantial commercialization potential, has committed to expand its Phase I/II human clinical trial in recently diagnosed Type 1 diabetes patients from 15 patients to 50.
The expansion of the trial population has been approved by the FDA. The trial, which is currently underway at the Barbara Davis Center for Childhood Diabetes (“BDC”) at the University of Colorado-Denver Anschutz Medical Campus, has seen improvement in the condition of the first enrolled patients. Based on observations of the first enrolled patients at BDC, Omni Bio intends to expand the patient enrollment to 50 patients, which may involve obtaining a second trial site.
Dr. James Crapo Omni Bio’s Chief Executive Officer stated, “We are currently engaged in discussions related to expanding our Type 1 diabetes trial from the initially targeted 15 patients to a total of 50 patients. The expansion of the trial will cause a substantially greater amount of statistically relevant scientific data to be generated, allowing us to better assess our next steps in pursuing this indication.”
The expansion of the clinical trial would result in an increase of clinical trial service costs of approximately $2 million, excluding drug costs, and would require Omni Bio to raise additional financing before the expansion of the trial can begin. There is no assurance that Omni Bio will be able to raise additional capital to fund the expansion of the clinical trial on acceptable terms or at all.
Omni Bio Receives Letters of Intent for New Human Clinical Trials in Graft vs. Host Disease, Type 1 and 2 Diabetes and Transplant Rejection
Omni Bio is also pleased to announce that it has received letters of intent for human clinical trials at a number of institutions in the United States and Europe, contingent upon receipt of required regulatory approval and adequate financing.
Dr. Charles Dinarello, Omni Bio’s Director of Medical Affairs and Chief Scientific Officer commented, “Whereas we are well into the infusion stage on our first human clinical trial of Alpha-1 antitrypsin (“AAT”) in Type 1 diabetes, it is essential that we establish the foundation for pursuing the commercialization of other significant areas of our intellectual property. Over the past six months, we have initiated discussions and provided data to leading researchers and international investigators related to our intellectual property, and are pleased to advise our shareholders that we are planning substantive programs to investigate and prove AAT’s effectiveness in treating additional disease classifications.” Dr. Crapo further added, “Dr. Dinarello’s own work and that of his collaborators in the fields of transplantation and GVHD are widely recognized and offer Omni Bio potential new and large markets for AAT alternative use. While in Europe over the past several months, Charles has devoted considerable time in building key strategic relationships for Omni Bio with internationally-renowned scientists.”
There is no assurance that the letters of intent will lead to the commencement of actual trials or that Omni Bio will receive regulatory approvals or be able to raise additional capital on acceptable terms or at all.

Letters of intent for human clinical trials
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The treatment of Graft vs. Host Disease in bone marrow transplant patients. Proposed Trial Site: University of Michigan Comprehensive Cancer Center, Ann Arbor, Michigan. Principal Investigator: Pavan Reddy, MD, Associate Professor of Internal Medicine, Co-Director, BMT Leukemia/Lymphoma.

•
Two separate human clinical trials for the treatment of transplant rejection in kidney transplant recipients. Proposed Trial Site: Radboud University, Nijmegen Medical Center, the Netherlands. Principal Investigator: Luuk B. Hilbrands, MD, Professor of Clinical and Experimental Renal Transplantation.

•
The initiation of a late stage Type 1 diabetes trial. Proposed Trial Site: University of Basel, University Hospital-Basel, Basel, Switzerland. Principal Investigator, Dr. Marc Donath, Professor of Endocrinology, Head of Clinic of Endocrinology, Diabetes & Metabolism.

•
The initiation of a trial in Type 2 diabetics that are not responding to currently available forms of therapy and are at risk of severe cardiovascular complications. Proposed Trial Site: University of Basel, University Hospital-Basel, Basel, Switzerland. Principal Investigator, Marc Donath, MD.

About Omni Bio Pharmaceutical, Inc.
Omni Bio Pharmaceutical, Inc. (www.omnibiopharma.com) is an emerging biopharmaceutical company formed to acquire, license, and develop existing therapies for indications with substantial commercialization potential. Omni Bio’s core technology and pipeline are based on issued and pending patents licensed from the University of Colorado Denver (“UCD”) and a privately held corporation surrounding the broader therapeutic potential of currently marketed therapies. One of Omni Bio’s lead development programs is evaluating an FDA-approved, off-patent drug, AAT, for the treatment of Type 1 diabetes. Novel discoveries made at UCD indicate that AAT has the potential to address a variety of indications in the areas of bacterial and viral disorders, biohazards, diabetes and transplant rejection. For additional information, please visit www.omnibiopharma.com.
Forward-Looking Statements
Some of the statements made in this press release are forward-looking statements that reflect management’s current views and expectations with respect to future events, including the expansion and commencement of clinical trials and the outcome and expenses of such trials. These forward-looking statements are not a guarantee of future events and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual events to differ materially from those expressed or implied by the statements. These risks and uncertainties are based on a number of factors, including but not limited to receipt of adequate funding to expand and commence clinical trials; receipt of applicable regulatory approvals for clinical trials, the risks related to the ownership and enforceability of our licensed intellectual property necessary to conduct the clinical trials and the business risks disclosed in our SEC filings, especially the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Omni Bio Pharmaceutical, Inc.	Hayden IR
Edward C. Larkin, Chief Operating Officer	Brett Maas, Managing Partner
(720) 488-4708	(646) 536-7331
Email: brett@haydenir.com — or —
Cameron Donahue, Partner
(651) 653-1854
Email: cameron@haydenir.com

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